UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

BYRNA TECHNOLOGIES INC.

(Name of Registrant as specified in its Charter)

(Name of Person(s) Filing Proxy Statement), if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

BYRNA TECHNOLOGIES INC.

100 Burtt Road, Suite 115

Andover, MA 01810

Supplement to Proxy Statement

This supplement, dated November 1, 2024 (this “Supplement”), supplements the definitive proxy statement (the “Proxy Statement”) filed by Byrna Technologies Inc. (the “Company”) on October 21, 2024 for the Company’s 2024 Annual Meeting of Stockholders to be held on Wednesday, November 20, 2024 (the “Annual Meeting”). The Company is providing this Supplement solely to correct the number of shares of common stock outstanding and the number of stockholders of record as of October 14, 2024 (the “Record Date”). The number of shares of common stock outstanding as of the Record Date was incorrectly stated in the Proxy Statement as 22,758,402 shares of common stock due to an inadvertent error related to counting of treasury shares. The correct number of shares of common stock outstanding as of the Record Date is 22,479,033 all of which are entitled to vote at the Annual Meeting. The number of stockholders of record as of the Record Date was incorrectly stated in the Proxy Statement as 69, while the correct number of stockholders of record as of that date is 75.

For the purposes of the sections “About the Meeting—How many shares can be voted at the Annual Meeting in total?” in the Proxy Statement, the number of shares of common stock outstanding as of the Record Date is restated as 22,479,033 shares of common stock. The presence (including by proxy) of the holders of one-third of our outstanding voting shares as of the record date shall constitute a quorum for the purposes of the Annual Meeting.

Except as specifically supplemented by the information contained in this Supplement, all information set forth in the Proxy Statement continues to apply and should be considered in voting your shares.

Voting Matters

Please note that any proxy card that you requested or that we elected to deliver has not changed and may still be used to authorize your proxy in connection with the Annual Meeting. If you have already authorized your proxy, you do not need to take any further action. Information on how to vote your shares, either by voting at the Annual Meeting or by granting a proxy (i.e., authorizing someone to vote your shares), and how to change your vote or revoke your proxy is contained in the Proxy Statement. The Company urges stockholders to vote their shares prior to the Annual Meeting by using one of the methods described in the Proxy Statement.